Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

Terra Income Fund 6, Inc.
New York, New York

We hereby consent to the use in this Registration Statement of our report dated October 30, 2014, except for Note 5 which is dated as of February 27, 2015, relating to the financial statements of Terra Income Fund 6, Inc., which is contained in this Registration Statement.

 BDO USA, LLP
New York, New York
February 27, 2015